For the fiscal period ended 12/31/04
File number 811-5186

                                  SUB-ITEM 77-0

                                  EXHIBITS
                                  --------

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund: American Skandia Trust -- AST DeAM Bond Portfolio

1.   Name of Issuer:
         PG&E 6.05

2.   Date of Purchase
         03/18/04

3.   Number of Securities Purchased
         8,939.997

4.   Dollar Amount of Purchase
         $889,637

5.   Price Per Unit
         $99.512

6.   Name(s) of Underwriter(s) or Dealer(s)
     From whom Purchased
         Lehman

7.   Other Members of the Underwriting Syndicate
         See Exhibit A

EXHIBIT A
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UNDERWRITER
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Lehman Brothers
UBS Investment Bank
Citigroup
Banc One Capital Markets, Inc.
Credit Suisse First Boston
ABN AMRO Inc.
Barclays Capital Markets, Inc.
BNP Paribas
Deutsche Bank Securities
BNY Capital Markets, Inc.
Blaylock & Partners, L.P.
Siebert Brandford Shank & Co.